Exhibit 10.4

March 26, 2013

Mr. Edward C. Hall

6719 Wemberly Way

McLean, VA 22101

Dear Ned:

It is my sincere pleasure to offer you the position of Executive Vice President - Chief Operating Officer of Atlantic Power Corporation (“the Company”). We look forward to having you join the team and we are confident that you will bring success to the position.

We anticipate your start date to be as soon as possible.

In conjunction with the Company’s Employee Information Booklet this letter outlines the basic terms and conditions of your position. This letter and your Employment Agreement represent the entire understanding of your employment conditions and replace any prior verbal or written discussions relating to the subject matter. This offer is contingent upon your eligibly to work in the United States as required by federal law, satisfactory results of reference checks and a background screen.

Title:	Executive Vice President - Chief Operating Officer

Reporting to:	Barry Welch, Chief Executive Officer

Start Date:	April 2, 2013

Base salary:	You will be paid $16,346.15 on a bi-weekly basis, which is equivalent to an annual salary of $425,000.00.

STIP:

You will be eligible to participate in the Company’s Short Term Incentive Program; which has a range from zero to 100 % of your base salary with a target range of 50-100% (subject to normal taxes and deductions) with the first year’s payout pro-rated based on your start date. Components and proposed weightings used to evaluate performance for your STIP, which will be discussed with the Compensation Committee Chair and subject to approval by the full Committee, will be (i) Performance of Existing Portfolio

(40%), (ii) Growth (20%), (iii) Financial & Risk Management (20%) and (iv) Discretionary (20%).

LTIP:

In addition, you will be eligible to participate in the Company’s Long-Term Incentive Plan (“LTIP”). Grants of Notional Shares under the LTIP are determined on an annual basis and are based on projected adjusted EBITDA per share, free cash flow, growth cash flow and relative shareholder return. Each of these four metrics will be given an equal 25% weighting. The LTIP grants, if any, are administered by the Board of Directors of the Company and shares vesting one third over each of three years are subject to normal deductions and taxes. Per the April 30, 2012 Proxy Statement, the maximum award possible for a full year would be $1.5 million and the midpoint would be $750,000, with the first year’s grant pro-rated based on your start date.

Vacation:	You will be entitled to four weeks paid vacation each year;

Sign on Grant:

The Company will provide you with $180,000 in notional shares within 30 days of your start date, with a price determined by calculating the Volume Weighted Average Price (VWAP) for the five trading days immediately prior to your start date. The notional units will vest on the same three-year cliff performance-adjusted basis as the most recently granted officer awards.

Employment
Agreement:

Your employment will be subject to the terms of a rolling three-year employment agreement, which will be substantially in the form of the copy provided of Mr. Paul Rapisarda’s agreement that was provided for your review, with the exception of the revisions outlined in Exhibit A and discussed with Barry Welch.

Relocation:	We will cover your moving costs up to a maximum to be mutually agreed upon, to be paid directly by Atlantic Power to the greatest extent feasible including, but not limited to, the following:
• Packing household goods and personal belongings, moving, and insurance for your belongings, including personal travel costs of family members.
• House selling brokerage commission up to $120,000.
• The cost of three visits to the Boston area by your family, including travel to/from, lodging and meals.
• The cost of twenty (20) additional trips back to your family during weekends until they have relocated to the Boston area.
• Customary closing costs on a new principal residence, not including up front points on a mortgage.

• The cost of your initial housing in Boston for up to five (5) months.

Benefits:	The Company has a comprehensive Employee Benefits Program including a 401k Plan with up to 7% company match. Details are outlined in the attached summary.

Parking:	If needed, the company will cover the cost of monthly parking at One Federal Street, Boston.

By attaching your signature to this document, you confirm that you are free to accept this position and that you are not restricted from accepting employment with Atlantic Power Holdings Inc. as a result of any employment agreement with a prior employer.  We acknowledge that you have disclosed that Article V of The AES Corporation Amended and Restated Executive Severance Plan, which is a publicly available document, imposes certain confidentiality obligations and other restrictive covenants to which you are subject.  Please indicate your agreement with and understanding of this letter by signing below and returning to me.

We are excited by our Company’s prospects and your ability to help us maximize the potential of Atlantic Power.  We will provide you with every support to help make you successful in this position.

Atlantic Power Holdings Inc.

/s/ Barry E. Welch	3/26/13
Barry Welch	Date
Chief Executive Officer

/s/ Edward C. Hall	3/26/13
Edward C. Hall	Date